LIBERTY ALL-STAR GROWTH FUND, INC.

                       ARTICLES OF AMENDMENT


        LIBERTY ALL-STAR GROWTH FUND, INC., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that the charter of the Corporation is hereby amended as follows:

          FIRST: Paragraph (1) of Article V of the Articles of Incorporation, as amended, shall read as follows:

                    "(1) The Corporation shall have the authority to increase
                     its Common Stock from twenty million (20,000,000) shares, par value of ten cents ($.10) per share, to sixty million (60,000,000) shares, par value of ten cents ($.10) per share.

          SECOND: This amendment of the charter of the Corporation has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

          IN WITNESS WHEREOF, the undersigned President and Secretary swear on this 22nd day of April, 1999 under penalties of perjury that the foregoing is a corporate act.

                                       LIBERTY ALL-STAR GROWTH FUND, INC.



                                       By:WILLIAM R. PARMENTIER
                                          ---------------------
                                          William R. Parmentier
                                          President


                                       By:NANCY L. CONLIN
                                          ----------------------
                                          Nancy L. Conlin
                                          Secretary

Address:

Liberty All-Star Growth Fund, Inc.
c/o Colonial Management Associates, Inc.
One Financial Center
Boston, MA 02111
Attn: Nancy L. Conlin